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                       IWL COMMUNICATIONS, INCORPORATED
                       12000 AEROSPACE AVENUE, SUITE 200
                              HOUSTON, TEXAS 77034

                                  May 21, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

       Re:  IWL Communications, Incorporated
            Registration Statement on Form 8-A
            SEC File No. 000-22293

Gentlemen:

     Due to market conditions IWL Communications, Incorporated (the "Company") hereby respectfully requests immediate withdrawal of the Company's above-referenced Registration Statement on Form 8-A under Section 12(g) of the Securities Exchange Act of 1934.

                                       Very truly yours,

                                       IWL COMMUNICATIONS, INCORPORATED

                                       /s/ Byron M. Allen
                                       --------------------------------
                                       Byron M. Allen
                                       President